EXHIBIT 10.3
April 9, 2025
William (Bill) Mault
Via Electronic Mail
Re:    Updated Compensation
Dear Bill:
Reference is made herein to that certain Amended and Restated Employment Agreement, effective August 1, 2024, by and between you and Summit Operating Services Company, LLC (the “Employment Agreement”), attached hereto as Exhibit A. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.
By signing below, you acknowledge and agree that pursuant to this letter and effective as of March 28, 2025 (the “Effective Date”), (a) your Annual Base Salary in Section 3(a) of the Employment Agreement will be $450,000; (b) in Section 3(b) of the Employment Agreement, (i) your Annual Bonus will range from zero to 200% of the Annual Base Salary, and (ii) your Target Annual Bonus will be 85% of the Annual Base Salary; and (c) your Annual LTIP Target in Section 3(c) of the Employment Agreement will be 240% of the Annual Base Salary (collectively, the “Compensation Updates”). For the avoidance of doubt, by signing below, you consent to the changes set forth above and acknowledge and agree that none of the Compensation Updates will constitute Good Reason for purposes of the Employment Agreement. No other changes are being made to the Employment Agreement, and except as specifically provided by this letter, the Employment Agreement will remain in full force and effect in accordance with its terms.
Please return a counter signed copy at your earliest convenience.

Sincerely,

SUMMIT OPERATING SERVICES
COMPANY, LLC

By:	/s/ James Johnston
Name: James Johnston
Its: EVP, General Counsel, Chief Compliance Officer and Secretary

Accepted and Agreed
/s/ William J. Mault
William (Bill) Mault

Exhibit A

Employment Agreement

(see attached)